The Funds adjusted the  classification of net investment income and capital gain
(loss) to reflect other differences between financial statement amounts and distributions determined in accordance with income tax regulations. Changes in classification during the year ended December 31, 1997 are shown below:


                                              Adjustments for the Year Ended December 31, 1997
                                               Increase           Increase           Increase
                                            (Decrease) in      (Decrease) in        (Decrease)
                                            Undistributed       Accumulated         in Paid-In
                                            Net Investment      Net Realized         Capital
                                                Income            Gain on
                                                                Investments

Oppenheimer Capital Appreciation Fund              $(44,906)            $44,906                $--
Oppenheimer Growth Fund                             (61,766)            120,736           (58,970)
Oppenheimer Bond Fund                            (2,327,492)          1,641,033            686,459
Oppenheimer Global Securities Fund                 6,462,546        (6,457,702)            (4,844)
Oppenheimer Growth & Income Fund                     (1,033)              1,033                 --
Oppenheimer Multiple Strategies Fund               (232,410)            232,410                 --
Oppenheimer Strategic Bond Fund                    (367,471)            367,376                 95
Oppenheimer High Income Fund                       (451,938)            970,781          (518,843)